UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

PARATEK PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A consists of a press release issued by Paratek Pharmaceuticals, Inc. (the “Company”) on June 27, 2023, acknowledging receipt of an open letter to the Company’s board of directors issued by NexPoint Asset Management, L.P., together with its affiliates, on June 27, 2023. A copy of the press release can be found below:

Paratek Pharmaceuticals Acknowledges Receipt of NexPoint Letter

BOSTON, June 27, 2023—Paratek Pharmaceuticals, Inc. (“Paratek”) (Nasdaq: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats, today acknowledged receipt of a letter from NexPoint Asset Management, L.P., together with its affiliates (collectively, “NexPoint”).

Paratek appreciates receiving constructive feedback from its stockholders and as such, has actively engaged with NexPoint over the past several months. However, Paratek’s board of directors respectfully disagrees with NexPoint’s characterizations contained in its letter.

Paratek looks forward to providing stockholders with additional details with respect to the previously announced acquisition of Paratek by Gurnet Point Capital and Novo Holdings A/S when it files its proxy materials with the Securities and Exchange Commission.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats. The company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the United States for the treatment of adults with community- acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI).

Paratek is also conducting a Phase 2b study with NUZYRA in a rare disease, nontuberculous mycobacterial (NTM) pulmonary disease, caused by Mycobacterium abscessus complex.

In 2019, Paratek was awarded a contract from the U.S. Department of Health and Human Services’ Biomedical Advanced Research and Development Authority (BARDA), now valued at up to $304 million, to support the development and U.S.-based manufacturing of NUZYRA for pulmonary anthrax.

For more information, visit www.ParatekPharma.com or follow us on LinkedIn and Twitter.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Paratek Pharmaceuticals, Inc. (the “Company”) by Resistance Merger Sub, Inc. (“Merger Sub”). This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction (the Proxy Statement”), and the Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction (the “Proxy Statement”), and the Company and affiliates of the Company intend to jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a stockholder meeting of the Company to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Stockholders may obtain a free copy of the Proxy Statement, the Schedule 13e-3 and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at www.paratekpharma.com/investor-relations copies of materials it files with, or furnishes to, the SEC. The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, dated as of June 6, 2023, among the Company, Merger Sub and Resistance Acquisition, Inc., which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 16, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at www.paratekpharma.com/investor-relations.

CONTACTS:

For Investors:

PJ Kelleher LifeSci Advisors

pkelleher@lifesciadvisers.com

617-430-7579

For Media:

Christine Fanelle Scient PR

Christine@ScientPR.com

215-595-5211